EXHIBIT 15.1

True Leaf Cannabis Cultivation Facility on Schedule for Fall 2018 Completion

Foundation work complete; steel structure at the North Okanagan site of True Leaf Campus is now taking shape

VERNON, British Columbia, June 07, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (FSE:TLA) (OTCQB:TRLFF), a plant-focused wellness brand for people and their pets, is pleased to report the construction of its cannabis cultivation facility, True Leaf Campus, being built in Lumby, British Columbia, is on schedule for completion in fall 2018.

The first phase of the project includes a 16,000 square foot cannabis cultivation and production facility with over 9,000 square feet for the initial grow area, laboratory services, whole-plant extraction, and the production of therapeutic cannabis products. The facilities, known as True Leaf Campus, will be a hub for the development of the company’s medicinal cannabis products.

The steel arrived and was pre-assembled on site, and the building permit was approved on May 30, 2018. With the crew now erecting the structural steel, the exterior foundation insulation is complete and the backfill compaction testing performed – passing well above requirements. The interior backfill for the administration building is complete. Crews have also installed the rebar for the production building and are now completing formwork.

True Leaf has retained Colliers Project Leaders to provide professional project management services and a value engineering review to keep the project on time and on budget.

“This is an exceptionally well-managed project,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Our design-build firm, SBL Contractors Ltd., and Colliers Project Leaders have kept construction moving forward within budget and on schedule. This means True Leaf is getting closer to its inspection by Health Canada and nearing the final milestone of receiving our license to produce cannabis.”

The project is expected to employ approximately 150 workers during construction and create 35 full and part-time jobs at the start of operations. True Leaf seeks to become a major employer in Lumby, a hard-hit logging community of 1,700 in the northeast corner of the Okanagan Valley.

The facility is being built on a 40-acre site owned by True Leaf, so the company is well-positioned to expand to meet future market demands.

About True Leaf

True Leaf is a plant-focused wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc. The company’s goal is to provide federally-approved medicinal cannabis products that will be sold across Canada and the United States. True Leaf Medicine Inc. was launched in July 2013 to become a licensed producer of medicinal cannabis for the Canadian market. True Leaf Medicine Inc. has been granted approval by Health Canada to build its grow facility and will be subject to a Health Canada inspection upon completion to allow for the cultivation, manufacture, and distribution of cannabis products. Currently, True Leaf does not have a license to produce cannabis.

Established in 2015, True Leaf Pet Inc. markets hemp-seed based products for the pet industry. The company launched the True Hemp™ pet supplement line in Canada, the United States, and Europe, becoming one of the first hemp-seed based pet product lines to be marketed worldwide. True Hemp™ North American products are free of CBD and THC.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

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instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at

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